FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-04

_____________________________________________
From: Smith-Constantine, Alex [IBD]
Sent: Thursday, November 08, 2012 2:01 PM
Subject: GSMS 2012-GCJ9 -- New Issue Announcement Public (external)

GSMS 2012-GCJ9 -- New Issue Announcement Public (external)

$1,083.364mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Jefferies & Company, Inc. and Citigroup Global Markets Inc.

Class     Moody's/Fitch/KBRA      Size($mm)  WAL(yr)   C/E      Cum LTV  U/W NOI Debt Yld
A-1     Aaa(sf)/AAA(sf)/AAA(sf)     72.318    2.39   30.000%    42.2%         15.8%
A-2     Aaa(sf)/AAA(sf)/AAA(sf)    202.504    4.80   30.000%    42.2%         15.8%
A-3     Aaa(sf)/AAA(sf)/AAA(sf)    607.410    9.78   30.000%    42.2%         15.8%
A-AB    Aaa(sf)/AAA(sf)/AAA(sf)     90.017    7.32   30.000%    42.2%         15.8%
A-S     Aaa(sf)/AAA(sf)/AAA(sf)    111.115    9.95   22.000%    47.0%         14.2%
X-A     Aaa(sf)/AAA(sf)/AAA(sf)   1,083.364    N/A      N/A      N/A           N/A

Collateral Summary
Initial Pool Balance:                                           $1,388.928 mm
Number of Mortgage Loans:                                       74
Number of Mortgaged Properties:                                 135
Average Cut-off Date Mortgage Loan Balance:                     $18.7693 mm
Weighted Average Mortgage Interest Rate:                        4.8853%
Weighted Average Remaining Term to Maturity (months):           110
Weighted Average Remaining Amortization Term (months):          345
Weighted Average Cut-off Date LTV Ratio:                        61.9%
Weighted Average Maturity Date LTV Ratio:                       51.6%
Weighted Average Underwritten Debt Service Coverage Ratio:      1.66x
% of Mortgage Loans with Additional Debt:                       19.4%
% of Mortgaged Properties with Single Tenants:                  2.6%

Property Type:  34.5% Office (17.8% General Suburban, 10.4% CBD, 6.3% Medical)
                17.9% Hospitality (10.2% Full Service, 3.9% Extended Stay, 3.8% Limited Service)
                16.9% Mixed Use (9.9% Retail/Office/Multifamily, 5.8% Retail/Office, 0.8% Warehouse/Office/Retail, 0.3% Self Storage/Retail/Office)
                12.8% Retail (9.0% Anchored, 2.0% Unanchored, 0.9% Power Center/Big Box, 0.5% Single Tenant, 0.4% Shadow Anchored)
                12.3% Multifamily (6.9% Garden, 2.0% Mid Rise, 1.5% Garden/Military, 1.3% Senior Living, 0.7% Student Housing)

Top 5 States:  24.2% NY, 16.7% CA, 8.3% FL, 7.4% IL, 6.0% NC

Anticipated Timing
Global Investor Call:         Fri, Nov 9th
Investor Roadshow:            Fri, Nov 9th
Anticipated Pricing:          Week of Nov 12th
Anticipated Closing:          Thu, Nov 29th

Global Investor Call Details
Date:                         Fri, Nov 9th
Time:                         9:45AM ET
US Toll Free:                 888-504-7958
Passcode:                     1042132

Investor Roadshow Details
Team I
Fri, Nov 9th Boston/Hartford

Team II
Fri, Nov 9th Minneapolis/Chicago

Nov 9th Boston Breakfast: Boston Harbor Hotel, 70 Rowes Wharf, Adams Salon Room, 8:15AM ET
Nov 9th Hartford Lunch: Hartford Hilton, 315 Trumbull St, Mark Twain Room, 1:00PM ET

Nov 9th Minneapolis Breakfast:  Marquette Hotel, 710 Marquette Ave, Minnesota River Room, 9:30AM CT
Nov 9th Chicago Coffee: Metropolitan Club, S. Wacker Dr, Illinois Room, 3:00PM CT

Termsheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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